                                                                    Exhibit 12.1

                           ViroPharma Incorporated
                Schedule of Ratio of Earnings to Fixed Charges


                                                     6 Months
                                                     June 30                                 Year
                                                                  -------------------------------------------------------------
                                                       2001            2000            1999            1998            1997
                                                                  -------------------------------------------------------------
Net loss                                           (40,801,234)    (41,817,374)    (29,500,038)    (26,402,116)    (11,449,883)

Add:
     Fixed charges                                   5,941,980      10,100,287         434,786         402,512         194,512

                                               --------------------------------------------------------------------------------

Earnings as Adjusted                               (34,859,254)    (31,717,087)    (29,065,252)    (25,999,604)    (11,255,371)
                                               ================================================================================


Fixed Charges:

     Interest (Gross)                                5,384,513       9,102,914         153,956         151,712          64,492
     Portion of rent representative of
       the interest factor                             148,238         319,110         280,830         250,800         130,020
     Amortization of debt issuance
       costs                                           409,229         678,263              --              --              --
                                               -------------------------------------------------------------------------------
Fixed charges                                        5,941,980      10,100,287         434,786         402,512         194,512
                                               ================================================================================




Deficiency of earnings to cover fixed charges       40,801,234      41,817,374      29,500,038      26,402,116      11,449,883
                                               ================================================================================

                                                       Year
                                                   -------------
                                                       1996
                                                   -------------

Net loss                                            (6,395,004)

Add:
     Fixed charges                                     132,527

                                                   -------------

Earnings as Adjusted                                (6,262,477)
                                                   =============

Fixed Charges:

     Interest (Gross)                                   21,977
     Portion of rent representative of
       the interest factor                             110,550
     Amortization of debt issuance
       costs                                                --
                                                   ------------
Fixed charges                                          132,527
                                                   =============

Deficiency of earnings to cover fixed charges        6,395,004
                                                   =============